Exhibit 10.2

TEMPLE-INLAND INC.

DIRECTORS’ FEE DEFERRAL PLAN

(as amended and restated effective as of November 2, 2007)

ARTICLE 1

Definitions

When used herein the following terms shall have the following meanings:

1.1.                  “Account” means the Account maintained for each Participant in accordance with the terms of Article 3 hereof.

1.2.                  “Affiliate” means each trade or business, whether or not incorporated, that together with the Company, is treated as a “single employer” under Section 414(b) or 414(c) of the Code.

1.3.                  “Administrator” means the Board or such person(s) as may be designated by the Board to administer this Plan.

1.4.	“Board” means the Board of Directors of the Company.

1.5.                  “Board Fees” means annual retainer fees and meeting fees payable to an Eligible Director with respect to the Eligible Director’s service on the Board and/or one or more Board committees.

1.6.                  “Change in Control” means the occurrence of a “change in control event” (within the meaning of Section 409A of the Code) with respect to the Company.

1.7.	“Code” means the Internal Revenue Code of 1986, as amended.

1.8.                  “Common Stock” means the common stock, $1.00 par value, of the Company and, in the event such common stock is converted to another security or property, such other security or property.

1.9.                  “Company” means Temple-Inland Inc., a Delaware corporation, and its successors by merger, sale of assets or otherwise.

1.10.    “Crediting Date” means the date on which Board Fees would have been paid to an Eligible Director absent the Deferral Election covering such Board Fees.

1.11.    “Deferral Election” means an irrevocable election by an Eligible Director, made on a form prescribed by the Administrator and delivered to the Administrator, to defer under this Plan the receipt of all or a specified portion of Board Fees otherwise payable to the Eligible Director. A Deferral Election shall be effective when the form is countersigned on behalf of the Company.

1.12.    “Eligible Director” means a member of the Board who is not also an employee of the Company or any of its Affiliates.

1.13.    “Fair Market Value” means, unless otherwise determined by the Administrator, the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) as of the relevant date (or if the NYSE is not open on such date or the Common Stock is not traded on that day, the most recent prior date that the NYSE was open for trading and the Common Stock was traded).

1.14.    “Matching Phantom Shares” means Matching Phantom Shares as defined in Section 3.3 hereof.

1.15.    “Participant” means an Eligible Director who files a Deferral Election or is credited with Retainer Shares pursuant to the terms of the Plan.

1.16.    “Phantom Shares” means hypothetical shares of Common Stock credited to a Participant’s Account having a value equal to the Fair Market Value of an equal number of shares of Common Stock.

1.17.    “Plan” means the Temple-Inland Inc. Directors’ Fee Deferral Plan, as set forth herein and amended from time to time.

1.18.    “Retainer Shares” means Phantom Shares credited to a Participant’s Account pursuant to Section 2.2 hereof.

1.19.    “Separation from Service” means a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates.

1.20.    "Stock Plan” means the Temple-Inland Inc. 1988 Stock Option Plan, the Temple-Inland Inc. 1993 Stock Option Plan, the Temple-Inland Inc. 1997 Stock Option Plan, the Temple-Inland Inc. 2001 Stock Incentive Plan, the Temple-Inland Inc. 2003 Stock Incentive Plan, and any other plan adopted by the Company that provides for the grant of stock options, phantom stock, or restricted stock to members of the Board.

1.21.     “Unforeseeable Emergency" means an “unforeseeable emergency” within the meaning of Section 409A of the Code.

ARTICLE 2

Participation; Deferred Board Fees

2.1.                  Participation. Each Eligible Director shall be a Participant in this Plan.

2.2.                  Retainer Shares. On the date of the first regularly scheduled Board meeting each year, each Eligible Director’s Account shall be credited with a number of Phantom Shares equal to the quotient obtained by dividing (a) $50,000 (effective January 1, 2008) by (b) the Fair Market Value of a share of Common Stock as of such date.

2.3.                  Board Fee Deferrals. An Eligible Director may elect to defer hereunder the receipt of all or a portion of Board Fees payable to the Eligible Director by filing with the Administrator a Deferral Election prior to the start of the calendar year during which the Board Fees covered by the Deferral Election will be paid. An Eligible Director who defers Board Fees hereunder shall be credited with the number of Phantom Shares provided for by Sections 3.2 and 3.3 hereof.

2.4.                  Matching Phantom Shares. The Account of an Eligible Director who makes a valid Deferral Election shall be credited with Matching Phantom Shares in accordance with Section 3.3 hereof.

2.5.                  Payment Elections. At the time an Eligible Director makes a Deferral Election, or receives an annual credit of Retainer Shares pursuant to Section 2.2 hereof, or at such other time(s) as may be authorized by the Administrator and permitted under Section 409A of the Code, a Participant shall elect, in accordance with rules specified by the Administrator, to receive payment of amounts credited to the Participant’s Account in a method of payment permitted under Article 4 hereof.

ARTICLE 3

Accounts

3.1.                  Establishment of Accounts. The Company shall establish and maintain in accordance with this Article 3 a bookkeeping account for each Participant, which account shall record and reflect the Retainer Shares credited to the Participant pursuant to Section 2.2 hereof, Board Fees deferred hereunder by the Participant, and the Matching Phantom Shares credited to the Participant (each such account being referred to herein as an “Account”).

3.2.                  Crediting of Board Fee Deferrals. The Account of each Participant who defers Board Fees hereunder shall be credited with a number of Phantom Shares equal to the quotient obtained by dividing (a) the amount of Board Fees covered by the Deferral Election by (b) the Fair Market Value of a share of Common Stock as of such date.

3.3.                  Matching Phantom Shares. A Participant’s Account shall be credited, as of the Crediting Date of the Board Fees covered by a Deferral Election made by the Participant, with a number of Phantom Shares (“Matching Phantom Shares”) equal to the quotient obtained by dividing (a) 133% of the amount of Board Fees covered by the Deferral Election, by (b) the Fair Market Value of a share of Common Stock as of the Crediting Date of the Board Fees covered by the Deferral Election.

3.4.                  Certain Deemed Dividends. Each Participant’s Account shall, upon the payment of any cash dividend or cash distribution on Common Stock prior to January 1, 2008, be credited with an additional number of Phantom Shares (including any fractional share) equal to the quotient obtained by dividing (a) the amount of cash dividends or distributions that would have been paid with respect to the Phantom Shares theretofore credited to the Participant’s Account had they been actual issued and outstanding shares of Common Stock by (b) the Fair Market Value of a share of Common Stock on the dividend or distribution payment date.

3.5.                  Payments. A Participant’s Account shall be reduced by any payments made to the Participant, his or her beneficiary, estate, or representative.

3.6.                  Certain Spin-Off Adjustments. If the Company spins off all its stock of Guaranty Financial Group Inc. (“Guaranty”) and/or all of its stock of Forestar Real Estate Group Inc. (“Forestar”), Participants’ Accounts shall be adjusted in accordance with the terms of the Employee Matters Agreement entered into by and among the Company, Guaranty, and Forestar (the “Employee Matters Agreement”), and Guaranty and Forestar shall assume the obligation to make payments to Participants with respect to Guaranty stock (or phantom stock) and Forestar stock (or phantom stock) allocated to Participants’ Accounts as provided in the Employee Matters Agreement, subject to the provisions of any applicable “Election Form.”

3.7.      Adjustments. If any of the following events occur, the Administrator shall make appropriate adjustments with respect to Phantom Shares credited to a Participant’s Account: (a) any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash, Common Stock, other securities or other property); (b) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company; or (c) any other like corporate transaction or event in respect of the Common Stock.

3.8.                  Vesting of Accounts. Each Participant’s Account shall be fully vested and nonforfeitable at all times.

3.9.                  Board Fees Covered by Elections. For purposes of this Article 3, the amount of Board Fees “covered” by a Deferral Election shall be the amount by which an Eligible Director’s Board Fees are to be reduced by reason of a Deferral Election. If a Deferral Election covers less than all of the Board Fees payable to an Eligible Director during a calendar year, the percentage of each payment of each type of Board Fee during the calendar year that shall be treated as being covered by the Deferral Election shall be equal to the percentage of total Board Fees of the same type for the calendar year that is covered by the Deferral Election.

3.10.    No Funding of Benefits. All adjustments to a Participant’s Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder.

To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.

ARTICLE 4

Payment of Deferred Compensation.

4.1.                  Payment in Accordance with Elections. Subject to the terms of this Article 4, a Participant’s Account shall be paid (or commence to be paid) to the Participant in the form(s) elected by the Participant in the Participant’s Deferral Election(s) as soon as practicable following the Participant’s Separation from Service (but in no event more than 60 days after such Separation From Service or, in the case of installments, such other applicable payment date under Section 4.3 hereof).

4.2.                  Form of Payment. Payment with respect to Phantom Shares credited to a Participant’s Account prior to January 1, 2006 shall be paid in the form of shares of Common Stock. Payment with respect to Phantom Shares credited to a Participant’s Account on or after January 1, 2006 shall be paid in the form of cash.

4.3.                  Permissible Payment Methods. A Participant may, pursuant to Section 2.5 hereof, elect to receive payment of Phantom Shares credited to the Participant’s Account in either of the following methods of payment:

(a)       a single payment, payable within 60 days after the Participant’s Separation from Service, or

(b)       annual installment payments, commencing within 60 days after the Participant’s Separation from Service (with subsequent payments being made on each anniversary of the Participant’s Separation from Service until completion of the installment period), over a period of years (selected by the Participant) not to exceed 15, with the amount of each annual installment calculated by dividing the balance of the relevant Account (or portion thereof) at the end of the prior year by the number of installments remaining to be paid.

Notwithstanding the foregoing or any election made by a Participant to the contrary, in the event that a Participant’s Separation from Service occurs within two years following a Change in Control, such Participant’s Account shall be paid in accordance with Section 4.3(a) hereof. If any annual installment (other than the last installment), calculated as set forth in Section 4.3(b) hereof, would result in the payment of a fractional share of Common Stock, such annual installment shall be reduced to the next lowest whole number of shares of Common Stock. If, as part of a single payment pursuant to Section 4.3(a) or a final installment payment, a fractional share of Common Stock would be paid, then in lieu thereof, the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash.

4.4.                  Unforeseeable Emergency. The Administrator may accelerate payment of all or a portion of a Participant’s Account upon the occurrence of an Unforeseeable Emergency. The amount of such payment shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such payment). The determination of whether a Participant has experienced an Unforeseeable Emergency and the amount reasonably necessary to satisfy the emergency need shall be based on all the facts and circumstances taking into consideration the financial resources available to the Participant and shall be made in accordance with Section 409A of the Code. If payment of less than all of a Participant’s Account is accelerated pursuant to this Section 4.4, the accelerated payment shall be deducted proportionately from all amounts credited to the Participant’s Account.

4.5.                  Certain Election Form Filings. Notwithstanding anything in this Article 4 to the contrary, in the case of any Participant who has executed an “Election Form” with respect to the payment of distributions of stock of Guaranty Financial Group Inc. and Forestar Real Estate Group Inc. and the payment of any special dividend made in connection with the Company’s sale of certain of its timberland assets, such distributions and dividends shall be paid in accordance with the Election Form.

4.6.      Section 409A Mandatory Delay in Benefit Payments for Specified Employees. Notwithstanding the preceding provisions of this Article 4, to the extent required by Section 409A of the Code, the Administrator shall delay payment of the Account of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) until the earlier of (a) the date that is six months after the date of the Participant’s Separation From Service, or (b) the date of the specified employee’s death. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at a rate equal to the simple average of the rate for the last four reported quarters preceding the Participant’s Separation from Service under the Vanguard U.S. Treasury Fund under the Temple-Inland Salaried Savings Plan or any successor thereto) shall be payable to the specified employee upon the expiration of the delay period.

4.7.      Payment of Post-2007 Dividends. Not later than 30 days after the payment date of any cash dividend or cash distribution declared on the Common Stock on or after January 1, 2008, the Company shall pay to each Participant the amount of the dividend that would have been paid to the Participant with respect to the Phantom Shares credited to the Participant’s Account if such Phantom Shares were actual issued and outstanding shares of Common Stock held by the Participant.

4.8.                  Payment Upon Death. Notwithstanding Section 4.1, in the event of a Participant’s death, the entire balance of the Participant’s Account shall be paid to the Participant (or the Participant’s beneficiary, as determined in accordance with Section 6.2 hereof) in the form of a single payment as soon as practicable after death (and in no event more than 90 days after death).

4.9.                  Certain Additional Payments. If any payment to a Participant or his or her beneficiary under this Plan (a “Plan Payment”) will be subject to the excise tax

(the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay to the Participant (or his or her surviving beneficiary) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant (or his or her surviving beneficiary), after deduction of any Excise Tax on the Plan Payment and any federal, state and local income tax and Excise Tax upon the payment of provided for by this Section 4.9, shall be equal to the Plan Payment. For purposes of determining whether any Plan Payment will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by the Participant (or his or her surviving beneficiary) in connection with a Change in Control or the Participant’s termination of membership on the Board (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Participant (or the Participant’s surviving beneficiary) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount (as defined in Section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax, (b) the amount of the Plan Payment which shall be treated as subject to the Excise Tax Shall be equal to the lesser of (i) the total amount of the Plan Payment or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company shall pay the Gross-Up Payment to the Eligible Director within 30 days following the Eligible Director’s remittance of the tax in respect of which the Gross-Up Payment relates.

4.10.    Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld.

ARTICLE 5

Administration

5.1.                  Administration. This Plan shall be administered by the Administrator. The Administrator shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in its discretion.

ARTICLE 6

Miscellaneous

6.1.                  Amendment and Termination of Plan. The Company may at any time by action of the Board modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate the Plan entirely. Upon termination of this Plan, no further Deferral Elections shall be permitted and no further credits shall be made pursuant to Sections 2.2 or 3.3 hereof; provided, however, that each Participant’s Account will be maintained and paid pursuant to the provisions of this Plan and the Participant’s elections hereunder.

6.2.                  Beneficiary Designation. Each Participant shall designate a beneficiary to whom the Participant’s Account shall be payable on the Participant’s death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (a) to the Participant’s children (including adopted children and stepchildren) in equal shares, (b) to the Participant’s parents in equal shares, (c) to the Participant’s brothers and sisters in equal shares and (d) to the Participant’s estate. A Participant may at any time change his or her beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Administrator or its designee for such purposes. The interest of any beneficiary who predeceases the Participant will terminate unless otherwise specified by the Participant.

6.3.                  Alienation of Benefits. A Participant's rights under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, attachment, or garnishment by creditors of a Participant or any beneficiary.

6.4.                  Phantom Shares Issued Under Stock Plans. Phantom Shares credited to Participants’ Accounts under Article 3 shall constitute the grant of “Phantom Stock” under the Stock Plan then in effect and under which stock-based awards are then being made, unless otherwise specified by the Administrator. Common Stock issued in payment of Phantom Shares credited to Participants’ Accounts hereunder shall be issued under the Stock Plan pursuant to which the applicable Phantom Stock was issued.

6.5.                  Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

6.6.                  Rules of Construction. The singular shall include the plural unless the context clearly indicates the distinction.

6.7.                  Applicable Law. This Plan shall be construed and enforced in accordance with the laws of the State of Texas except to the extent superseded by federal law.

6.8.                  Headings. The headings of sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.

6.9.                  Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Administrator shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.